FOR IMMEDIATE RELEASE

CONTACT:

Media Relations

Brinker International

(800) 775-7290

BRINKER INTERNATIONAL ANNOUNCES MANAGEMENT CHANGES

DALLAS (Jan. 3, 2013) - Brinker International (NYSE: EAT) announced today that Valerie Davisson, Executive Vice President and Chief People Works Officer, has resigned effective immediately to pursue other opportunities and that Ian Baines, Senior Vice President of Strategic Innovation, has resigned effective immediately to pursue an opportunity to be announced.

"During her eight-year tenure with Brinker, Valerie was instrumental in bringing extremely talented people into the organization, and I want to thank her for her invaluable contributions," said Doug Brooks, Chairman of the Board of Directors for Brinker International. "We will miss her insights and enthusiasm for the business, and wish her the best in her future endeavors."

"In addition to Ian's oversight of our reimage and construction efforts, he helped institute what will be an enduring process to continue bringing culinary innovation to our guests," said Brooks. "Along with his very talented team, he helped us focus our innovation efforts to capitalize on our core market strengths. We also wish him well."

Brinker International, Inc. (NYSE: EAT), is one of the world's leading casual dining restaurant companies, serving more than one million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises 1,585 restaurants under the names Chili's® Grill & Bar (1,540 restaurants) and Maggiano's Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano's Macaroni Grill®. For more information, visit www.brinker.com.

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